Exhibit 10(l)

ADDENDUM TO AGREEMENT OF LEASE

THIS ADDENDUM TO AGREEMENT OF LEASE, dated as of November 15, 2005 (this "Addendum") is made by and between HEADWATERS ASSOCIATES, a Pennsylvania general partnership, with an address at 10 North Church Street, Suite 307, West Chester, Chester County, Pennsylvania 19380 ("Lessor") and DNB FIRST, NATIONAL ASSOCIATION, a national banking association having a principal place of business at 4 Brandywine Avenue, Downingtown, Chester County, Pennsylvania 19335 ("Lessee").

Background:

A. On February 10, 2005, Lessor and Lessee entered into an Agreement of Lease (the “Original Lease Agreement”), providing for a lease from Lessor to Lessee of certain premises consisting of 4,770 square feet (the “Original Leased Premises”) on the first floor space of the four story building at 2 North Church Street, West Chester, Pennsylvania (the “Building”).

B. Lessor proposes to lease to Lessee, and Lessee proposes to lease from Lessor, additional space on the third floor of the Building comprising a conference room which, with allocable common area, is comprised of 564 square feet (the “Additional Leased Premises”), on the terms and conditions contained in this Addendum.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual benefits contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Demise and Lease of Additional Leased Premises. Lessor, for and in consideration of the payment of the rentals hereinafter specified, and the performance of the terms, covenants and agreements herein contained, hereby demises and leases unto Lessee and Lessee hereby lets from the Lessor, for a term beginning on the date of this Addendum, the Additional Leased Premises, subject to and in accordance with all of the terms and conditions of the Original Lease as it is modified by this Addendum.

2. Definitions.

(a) The Original Lease as amended by this Addendum is sometimes referred to herein as the “Lease.” All references in the Original Lease to the “Lease” shall mean and refer hereafter to the Original Lease as modified by this Addendum.

(b) The Original Leased Premises and the Additional Leased Premises are sometimes referred to herein collectively as the “Leased Premises.” All references in the Original Lease to the “Leased Premises” shall, except as otherwise provided in this Addendum, mean and refer hereafter to the Original Leased Premises and the Additional Leased Premises.

(c) Capitalized terms not otherwise defined in this Addendum shall have the same meaning in this Addendum as such terms have in the Original Lease.

3. Rent. The Rent provided for the “Leased Premises” in Section 3 of the Original Lease shall apply only to the Original Leased Premises. Lessee shall pay to Lessor as additional base rent (“Base Rent”) for the Additional Leased Premises the following:

(a) From the date hereof through July 31, 2006, at a rate of Twelve Dollars ($12.00) per square foot per year, for equal, consecutive monthly installments of $564.00. This is equivalent to an annualized Base Rent for the Additional Leased Premises of Six Thousand Seven Hundred Sixty-Eight Dollars ($6,768.00). The Base Rent shall remain constant through July 31, 2006. The annual Base Rent shall thereafter be increased for Years 2 through 5 of the Lease Term, as follows:

(b) 8/1/06 to 7/31/07 (Years 2): The annual Base Rent paid in Year 2 shall be a “Fair Market Rental” determined prior to Year 2, as more fully provided below.

(c) 8/1/07 to 7/31/08 (“Year 3”): The annual Base Rent paid in Year 2 shall be increased for Year 3 by the percentage increase, if any, in the consumer price index for all urban consumers, Philadelphia-Wilmington-Atlantic City, CMSA (hereinafter “CPI”) between June 2006 and June 2007.

(d) 8/1/08 to 7/31/09 (“Year 4”): The annual Base Rent paid in Year 3 shall be increased for Year 4 by the percentage increase, if any, in the CPI between June 2007 and June 2008.

(e) 8/1/09 to 7/31/10 (“Year 5”): The annual Base Rent paid in Year 4 shall be increased for Year 5 by the percentage increase, if any, in the CPI between June 2008 and June 2009.

For purposes of determining the annual Base Rent in Year 2 the Lessor shall notify Lessee in writing of Lessor’s determination of the åFair Market Rentalæ for the Additional Demised Premises as of August 1, 2006 (the beginning of Year 2) by written notice to Lessee no later than May 3, 2006. If, by May 18, 2006, Lessee and Lessor shall not have agreed in writing on the åFair Market Rentalæ and hence the annual rate of Base Rent for Year 2, the parties shall, on or before June 2, 2006, submit the dispute to binding arbitration by two licensed Pennsylvania real estate appraisers each having a minimum of ten (10) years experience in appraising commercial real estate in Chester County, Pennsylvania, one to be appointed by each of the parties. If the two appraisers cannot agree on the fair market rent, they shall promptly select a third Pennsylvania real estate appraiser having a minimum of ten (10) years experience in appraising commercial real estate in Chester County, Pennsylvania. The appraisers shall submit to Lessor and Lessee, not later than July 3, 2006, a written determination as to the åFair Market Rentalæ for the Additional Demised Premises as of August 1, 2006, taking into account all of the terms and conditions of this Lease for the Additional Demised Premises, including without limitation taking into account that Lessee shall not be obligated to pay additional rent for the Additional Leased Premises for operating expenses, taxes, insurance or the like. Such determination of the arbitrators shall be final and binding on Lessor and Lessee. The cost of such arbitration shall be shared equally between the parties.

Each installment of Base Rent for the Additional Leased Premises shall be due and payable in advance on the first day of each calendar month during the Term without set off or any demand therefor, at the place designated by Lessor under the Lease for payment of rent. In the event the Term for the Additional Leased Premises shall begin and end other than on the first day and last day, respectively, of a calendar month, the rental for such partial month shall be adjusted utilizing the number of days of the Term actually contained in the calendar month during which the Term begins and ends, respectively.

4. Annual Operating Expenses. Lessee shall pay the “Additional Premises Pro Rata Share” of Annual Operating Expense at the same times and in the same manner as Lessee pays the “Pro Rata Share” under the Original Lease. However, the “Additional Premises Pro Rata Share” shall, for purposes of this Addendum and the Additional Leased Premises, be an amount each period equal to the sum of:

(1) 2.7% of the result obtained by deducting from Annual Operating Expenses all electricity charges; plus

(2) 9.5% of all electricity charges allocable to the third (3rd) floor of the building, according to separately electrical metering for that floor, the parties agreeing that this percentage represents the proportion of the square footage of the Additional Leased Premises to the total square footage of all rentable space on the third floor of the Building.

5. Option to Renew; Rental During Renewal Terms. Lessee’s option to renew the Lease for three (3) additional, successive terms of five (5) years each as set forth in the Original Lease shall extend to and include the Additional Leased Premises, except that Lessee shall be entitled to exercise the option separately as to the Original Leased Premises alone, or for both the Original Leased Premises and the Additional Leased Premises together, as Lessee may elect in its notice of exercise of each option, but Lessee shall not have the option to renew the Lease for the Additional Leased Premises alone; provided however, that, if Lessee fails to exercise the renewal option for the Additional Leased Premises, but exercises the renewal option for the Original Leased Premises alone, Lessee shall have no further option to renew as to the Additional Leased Premises. In any notice of exercise of the option to renew, unless Lessee shall expressly state otherwise in its notice of exercise of a renewal option, Lessee shall be presumed to be exercising the option to renew as to both the Original Leased Premises and the Additional Leased Premises. Upon an exercise of an option to renew the Lease that includes the Additional Leased Space, the provisions of the Original Lease for determining the amount and rate of Base Rent during any Renewal Period shall apply to the Additional Leased Space.

6. Reaffirmation of Lease. The terms and conditions of the Original Lease, as modified by this Addendum, are hereby reaffirmed by the Lessor and Lessee and are hereby extended to the Additional Leased Premises, as modified by this Addendum.

7. Miscellaneous.

(a) Examination or review of this Addendum by or on behalf of either Lessor or Lessee shall not be construed as approval or acceptance hereof and this Lease shall not be effective until executed by duly authorized signatories of both Lessor and Lessee. This Addendum may not be amended or modified except by a writing signed by Lessor and Lessee.

(b) No consent or waiver, express or implied, by Lessor or Lessee to or of any breach of any agreement or duty to the other shall be construed as a consent or waiver of any other breach of the same or any other agreement or duty.

(c) The invalidity or unenforceability of any provision of this Addendum shall not affect or render invalid or unenforceable any other provision hereof.

(d) This Addendum and the Lease shall be construed under the laws and judicial interpretations of the Commonwealth of Pennsylvania, as they may be pre-empted by federal law.

(e) This Addendum shall not be recorded in whole or in memorandum form by Lessee without the prior written consent of Lessor.

(f) Lessor and Lessee represent and warrant to each other that they have not consulted or contacted any agent, broker, or finder in connection with this Addendum. Lessor and Lessee agree to defend, indemnify and hold the other harmless from any and all claims for compensation or commission, or any portion thereof, in connection with this Lease by any broker, agent, or finder (other than Broker) claiming to have dealt with the indemnifying party.

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IN WITNESS WHEREOF, Lessor and Lessee have caused the due execution of this Addendum on their respective behalf.

LESSOR:

HEADWATERS ASSOCIATES
Witness:
__________________________________
By: ____________________________________
Print Name:__________________	William Dalusio, General Partner

ATTEST:	LESSEE:

DNB FIRST, NATIONAL ASSOCIATION

_________________________________	By: ____________________________________
Ronald K. Dankanich, Secretary	William J. Hieb, President